Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2005-21
	Ken Whitehurst	Maura Payne
	(336) 741-0951	(336) 741-6996
Reynolds American Reports Solid Second Quarter Results;
Increases Full-Year EPS Guidance
WINSTON-SALEM, N.C. — July 27, 2005 — Reynolds American Inc. (NYSE: RAI) today reported solid second-quarter and first-half results. The company also increased its full-year 2005 guidance on net income and diluted earnings per share, reflecting effective tax rate favorability.
“As we approach the first anniversary of the merger, we are pleased with the progress we have made,” said Susan M. Ivey, RAI’s chief executive officer and president. “Our second-quarter results place us squarely on track to reach our financial objectives for the year. R.J. Reynolds’ business model, launched just six months ago and targeted for full implementation by year-end, established the roadmap necessary to improve its performance and ensure we meet our objective of sustainable earnings growth. Merger-related synergies are being realized as we expected. Our integration is coming together smoothly and on schedule.
“During the second quarter, we further enhanced our financial flexibility going forward through a very successful $500 million debt offering,” Ivey said. “We also delivered on our commitment to return value to our shareholders by increasing our dividend by nearly 11 percent in July.
“Overall, Reynolds American’s first year has been one of tremendous opportunity and progress,” she said.
RAI’s second quarter and first half results follow in two sections: one that presents measurements reported in accordance with U.S. generally accepted accounting principles (GAAP); and a second section that provides certain pro forma GAAP measurements, to provide additional perspective on the company’s performance.
GAAP Second Quarter and First Half Results — Highlights

(dollars in millions, except per-share amounts)	Second Quarter			First Half
			%			%
	2005[2]	2004[1]	Change	2005[2]	2004[1]	Change
Net sales	$2,103	$1,352	55.5%	$4,060	$2,570	58.0%
Operating income	$417	$266	56.8%	$884	$487	81.5%
Net income	$251	$151	66.2%	$532	$273	94.9%
Net income per diluted share	$1.70	$1.77	-4.0%	$3.60	$3.20	12.5%

1.	2004 operating results include the net benefit of a $9 million reversal for previously recorded restructuring charges in each of the first two quarters, as well as a $33 million charge in the first quarter related to R.J. Reynolds’ settlement of the DeLoach case (the tobacco growers’ lawsuit).

2.	Second-quarter and first-half 2005 operating results include net charges of $25 million related to the sale of R.J. Reynolds’ packaging business.
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GAAP Balance Sheet Highlights (as of June 30, 2005)

• Cash and short-term investments:	$2.1 billion
• Debt:	$2.1 billion
• Equity:	$6.2 billion
• Dividend:	$0.95 per share quarterly
$3.80 per share annualized
On July 13, the RAI board of directors declared a 10.5 percent increase in the company’s quarterly cash dividend, increasing it to $1.05 per common share quarterly, or $4.20 on an annualized basis. The new dividend is payable Oct. 3, 2005, to shareholders of record Sept. 9, 2005.
Second Quarter Financial Results (GAAP)
For the second quarter 2005, net sales were $2.1 billion, up 55.5 percent compared with $1.4 billion in 2004. The increase was due primarily to incremental revenues resulting from the July 2004 business combination of R.J. Reynolds Tobacco Company and the U.S. operations of Brown & Williamson Tobacco Corporation (B&W), as well as improved pricing.
Operating income was $417 million, up 56.8 percent from the prior year period, due primarily to the business combination, improved pricing, merger-related synergies and a benefit related to the MSA Phase II growers’ trust. These were partially offset by merger-related expenses. In addition, operating income was negatively impacted by $25 million in net charges related to the sale of R.J. Reynolds’ packaging business.
Net income was $251 million, up 66.2 percent compared with the prior-year quarter, reflecting the impact of the factors cited above as well as a lower effective tax rate. Earnings per diluted share of $1.70 reflect the increased number of shares outstanding as a result of the business combination.
A table that details significant items that were included in GAAP earnings during the second-quarter periods of 2004 and 2005 is attached.
Six-Month Financial Results (GAAP)
For the first six months of 2005, net sales were $4.1 billion, up 58.0 percent compared with the first half of 2004, due primarily to incremental revenues resulting from the business combination and improved pricing.
First-half operating income was $884 million, up 81.5 percent from the year-ago period, reflecting the impact of the same factors cited in the second quarter financial results.
Net income of $532 million was up 94.9 percent from the first six months of 2004, reflecting increased operating income as well as a lower effective tax rate. Earnings per diluted share were $3.60, compared with $3.20 in the prior-year period.
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Operating Company Volume
The following table summarizes second-quarter and first-half 2005 U.S. cigarette shipment volume for RAI’s operating companies, compared with 2004 pre-merger volumes for R.J. Reynolds, Santa Fe Natural Tobacco Company, Inc., and Puerto Rico and other U.S. territories. Volume increases for the second quarter and first half 2005 were driven by the addition of former B&W brands.

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change

R.J. Reynolds volume	27.6	19.7	40.1%	52.5	37.6	39.7%
Full-price	16.6	12.8	29.5%	31.6	24.5	29.0%
Savings	11.0	6.9	59.9%	21.0	13.1	59.7%
Other volume[1]	0.6	0.5	16.5%	1.2	1.0	15.9%
Total domestic volume[2]	28.2	20.2	39.4%	53.7	38.6	39.1%

1.	Other volume includes U.S. volume for Lane Limited’s 2005 U.S. cigarette sales, as well as well as volume for Santa Fe, Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.
Industry Volume and Mix
Based on information from Management Science Associates, Inc. (MSAi), industry volume for the second quarter of 2005 was 99.8 billion units, down 2.6 percent from the prior-year period. The industry’s full-price mix was 71.6 percent for the second quarter of 2005, up 2.1 percentage points from the year-ago quarter.
For the first six months of 2005, industry volume was 187.7 billion units, down 3.4 percent from the prior-year period. Industry full-price mix was 71.5, up 2.0 percentage points, compared with the first half of 2004.
Pro Forma GAAP Results
The following results are presented as if the business combination had been completed as of Jan. 1, 2004 (pro forma GAAP basis). A table that reconciles GAAP to pro forma GAAP is attached. This table also details significant adjustments that were included in GAAP earnings during the second-quarter and first-half periods of 2004 and 2005.
Pro Forma GAAP Second Quarter and First Half Results — Highlights1

	Second Quarter			First Half
			%			%
(dollars in millions)	2005	2004	Change	2005	2004	Change

Net sales	$2,103	$2,175	-3.3%	$4,060	$4,192	-3.1%
Operating income	$417	$357	16.8%	$884	$653	35.4%
Net income	$251	$208	20.7%	$532	$373	42.6%

1.	See the Reconciliation of GAAP to Pro Forma GAAP Results table attached at the end of this document.
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On a pro forma GAAP basis, Reynolds American’s second-quarter 2005 operating earnings increased 16.8 percent to $417 million compared with the prior-year quarter. For the first six months, RAI’s pro forma GAAP operating earnings increased 35.4 percent to $884 million. During both 2005 periods, operating earnings were positively impacted by improved pricing, merger-related synergies and other cost reductions, and a benefit related to the MSA Phase II growers’ trust. These factors were partially offset by lower volume, merger-related costs, expenses from the quota buyout program and charges related to the sale of R.J. Reynolds’ packaging business.
Pro forma GAAP net income in the second quarter rose 20.7 percent, to $251 million. For the first half, pro forma GAAP net income rose 42.6 percent to $532 million. Net income for both periods was impacted by the factors cited above, as well as by a lower effective tax rate.
Pro Forma Operating Company Cigarette Volume

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change

R.J. Reynolds volume	27.6	29.7	-7.2%	52.5	56.5	-7.0%
Full-price	16.6	17.6	-5.4%	31.6	33.4	-5.6%
Savings	11.0	12.2	-9.8%	21.0	23.1	-9.1%
Other volume[1]	0.6	0.6	7.0%	1.2	1.1	4.5%
Total domestic volume[2]	28.2	30.3	-6.9%	53.7	57.7	-6.8%

1.	Other volume includes U.S. cigarette volume for Santa Fe, Lane, and Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.
R.J. Reynolds’ Shipment Volume (Pro Forma)
R.J. Reynolds’ 2005 second-quarter pro forma shipment volume of 27.6 billion units was down 7.2 percent, in line with the company’s prior estimates of a 6-to-8 percent full-year 2005 volume decline. For the first half, pro forma shipment volume declined 7.0 percent to 52.5 billion units. For the quarter, full-price mix improved to 60.3 percent, up 1.1 percentage points from the year-ago quarter. For the first half of 2005, full-price mix improved 0.9 percentage points to 60.1 percent.
R.J. Reynolds’ Retail Share (Pro Forma)
The following share information is reported as if all brands were part of R.J. Reynolds beginning Jan. 1, 2004.
The company’s brand-portfolio strategy announced in February focuses on its two highest potential brands: Camel and Kool. Over the next five to seven years, the goal is for accelerated growth on these two full-price, investment brands to more than offset the expected share declines on other brands.
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R.J. Reynolds’ second-quarter 2005 share of U.S. retail cigarette sales was 29.88 percent, down 1.09 percentage points from the prior-year period. As expected under the new brand portfolio strategy discussed above, investment-brand growth partially offset declines on the company’s selective support and non-support brands.
On a combined basis, Camel’s filtered styles and Kool gained 0.48 share points, to 9.50 share points, in the second quarter compared with the year-ago quarter. Camel continued its growth trend, gaining 0.28 share points over the prior-year period. Kool also gained share of market in the quarter, increasing 0.20 share points versus the year-ago period. R.J. Reynolds’ selective support and non-support brands were down 1.56 share points in the quarter.
Reynolds American Outlook
“We are performing well against our plans and are on track to deliver our previous estimate for full-year operating income,” said Dianne M. Neal, Reynolds American’s chief financial officer. “As a result of favorability in our effective annual tax rate, we are increasing our outlook for net income and earnings per share for the year.”
Specifically, Reynolds American expects the following for 2005:
•	Operating income of $1.65 billion to $1.75 billion;

•	Net income of $990 million to $1.05 billion; and

•	Diluted earnings per share of $6.71 to $7.11.
Among the factors contributing to operating results are:
•	Incremental synergies of $325 million to $375 million;

•	One-time merger-related expenses of approximately $115 million; and

•	Total MSA and quota buyout expenses of approximately $2.8 billion, which includes a Phase II growers’ trust benefit of approximately $80 million.
As the company has previously noted, the 2005 forecast does not include the impact of a final ruling concerning a refund of 2004 Phase II payments.
Reynolds American expects merger-related cash costs of $200 million to $250 million in 2005.
In June, RAI’s wholly owned subsidiary R.J. Reynolds Tobacco Holdings, Inc. (RJR) successfully completed a $500 million debt offering. RJR used the proceeds to purchase, through a tender offer, approximately 62 percent of its 7.75% notes due May 2006 (2006 Notes). RJR will use the balance of the proceeds to pay at maturity any 2006 Notes not tendered, or redeem the 2006 Notes.
The company expects to end the year with cash and short-term investments of approximately $2.7 billion and $1.8 billion in debt.
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Conference Call Webcast Today
Reynolds American will webcast a conference call to discuss second-quarter and first-half 2005 financial results at 9:30 a.m. Eastern Daylight Time on Wednesday, July 27. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Maura Payne at (336) 741-6996.
Cautionary Information Regarding Forward-Looking Statements
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of R.J. Reynolds and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets, foreign currency exchange rate risk, interest rate risk and the return on corporate cash; the ratings of RAI securities; any adverse impacts from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of RJR Tobacco, to the buyers of RJR Packaging, LLC’s businesses; and the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002. Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.
(financial tables follow)

REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$2,103	$1,352	$4,060	$2,570

Cost of products sold	1,241	797	2,352	1,508
Selling, general and administrative expenses	412	298	776	593
Loss on sale of assets	25	—	25	—
Amortization expense	9	—	24
Restructuring adjustments	(1)	(9)	(1)	(18)

Operating income	417	266	884	487
Interest and debt expense	26	21	50	41
Interest income	(13)	(4)	(30)	(9)
Other expense, net	3	—	7	5

Income from continuing operations before income taxes	401	249	857	450
Provision for income taxes	150	99	325	178

Income from continuing operations	251	150	532	272
Gain on sale of discontinued businesses, net of income taxes (1)	—	1	—	1

Net income	$251	$151	$532	$273

Basic income per share:
Income from continuing operations	$1.70	$1.78	$3.61	$3.22
Gain on sale of discontinued businesses (1)	—	0.01	—	0.01

Net income	$1.70	$1.79	$3.61	$3.23

Diluted income per share:
Income from continuing operations	$1.70	$1.76	$3.60	$3.19
Gain on sale of discontinued businesses (1)	—	0.01	—	0.01

Net income	$1.70	$1.77	$3.60	$3.20

Basic weighted average shares, in thousands	147,383	84,486	147,383	84,380

Diluted weighted average shares, in thousands	147,575	85,347	147,579	85,292

(1) The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-year tax matters.

REYNOLDS AMERICAN INC.
Reconciliation of 2004 GAAP Results to 2005 GAAP Results
(Dollars in Millions)
(Unaudited)

	Second Quarter		Six Months
	Operating	Net	Operating	Net
	Income	Income	Income	Income
2004 Results	$266	$151	$487	$273
Deduct 2004 restructuring and impairment adjustments	(9)	(6)	(18)	(12)
Add back 2004 settlement of tobacco growers’ lawsuit	—	—	33	20
Add back 2004 merger/integration costs	25	16	25	16
Loss on sale of assets	(25)	(16)	(25)	(16)
Phase II growers’ trust offset	14	9	79	49
Merger/integration costs	(30)	(19)	(52)	(32)
Operations and other	176	116	355	234

2005 Results	$417	$251	$884	$532

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30,	December
	2005	2004
	(Unaudited)
Assets
Cash and cash equivalents	$1,444	$1,499
Short-term investments	694	473
Other current assets	2,347	2,652
Trademarks, net	2,395	2,403
Goodwill	5,684	5,685
Other noncurrent assets	1,641	1,716

	$14,205	$14,428

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$1,463	$2,381
Current maturities of long-term debt	555	50
Accrued liabilities and other current liabilities	1,650	1,624
Long-term debt (less current maturities)	1,580	1,595
Deferred income taxes	663	805
Long-term retirement benefits	1,745	1,469
Other noncurrent liabilities	355	328
Shareholders’ equity	6,194	6,176

	$14,205	$14,428

REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Pro-forma GAAP Results
The pro-forma GAAP results for the quarter and six months ended June 30, 2004, are presented as if the merger had been completed on January 1, 2004.

	Second Quarter		Six Months
	2005	2004	2005	2004
Operating income:
RAI GAAP	$417	$266	$884	$487
B&W/Lane GAAP results	—	109	—	226
Proforma adjustments	—	(18)	—	(60)

RAI pro-forma GAAP	$417	$357	$884	$653
The proforma GAAP operating results include the following expenses (income):
RAI loss on sale of assets	25	—	25	—
RJR net restructuring charges (adjustments)	(1)	(9)	(1)	(18)
RAI Phase II growers’ trust offset	(14)	—	(79)	—
RJR settlements	—	—	—	33
RAI merger/integration costs	30	25	52	25
B&W merger/integration costs	—	8	—	14
B&W restructuring charge	—	1	—	1
Net income:
RAI GAAP	$251	$151	$532	$273
B&W/Lane GAAP Results	—	57	—	128
Proforma adjustments	—	—	—	(28)

RAI pro-forma GAAP	$251	$208	$532	$373
The proforma GAAP results include the following expenses (income):
RAI loss on sale of assets	16	—	16	—
RJR net restructuring charges (adjustments)	(1)	(6)	(1)	(12)
RAI Phase II growers’ trust offset	(9)	—	(49)	—
RJR settlements	—	—	—	20
RAI merger/integration costs	19	16	32	16
RAI gain on sale of discontinued operations	—	(1)	—	(1)
B&W merger/integration costs	—	5	—	8
B&W restructuring charge	—	1	—	1